EXHIBIT 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of June 1, 2007, by and between Waste Connections, Inc., a Delaware corporation (the “Company”), and Eric Merrill (the “Employee”).

The Company desires to engage the services and employment of the Employee for the period provided in this Agreement, and the Employee is willing to accept employment by the Company for such period, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, the Company and the Employee agree as follows:

1.        Employment; Acceptance.  The Company hereby employs the Employee and the Employee hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

2.        Duties and Powers.  The Employee is hereby employed as Senior Vice President - People, Training and Development, and the Employee shall devote Employee’s attention, energies and abilities in that capacity to the proper oversight and operation of the Company’s business, to the exclusion of any other occupation.  As Senior Vice President - People, Training and Development, the Employee shall report to the Chief Executive Officer or his designee, shall be based at the Company’s corporate headquarters in California, and shall be responsible for all human resource functions, personnel training and organizational development.  The Employee shall perform such other duties as the Chief Executive Officer or the Board of Directors (the “Board”) of the Company may reasonably assign to the Employee from time to time.  The Employee shall devote such time and attention to his duties as are reasonably necessary to the proper discharge of his responsibilities hereunder.  The Employee agrees to perform all duties consistent with:  (a) policies established from time to time by the Company; and (b) all applicable legal requirements.

3.        Term.  The employment of the Employee by the Company pursuant to this Agreement shall continue until the third (3rd) anniversary thereof (the “Term”) or until terminated prior to such date when and as provided in Section 7.  Commencing June 1, 2008, and on each June 1st thereafter, this Agreement shall be extended automatically for an additional year, thus extending the Term to three (3) years from each such date, unless either party shall have given the other notice of termination hereof as provided herein.

4.        Compensation.

            4.1    Base Salary.  The Company hereby agrees to pay to the Employee an annual base salary of Two Hundred Forty-Five Thousand Dollars ($245,000.00) (“Base Salary”).  Such Base Salary shall be payable in accordance with the Company’s normal payroll practices, and such Base Salary is subject to withholding and social security, unemployment and other taxes.  Increases in Base Salary shall be considered by the Board.

Employment Agreement: ERIC MERRILL

            4.2    Performance Bonus.  For the calendar year commencing January 1, 2007, and for each calendar year thereafter, the Employee shall be eligible to receive an annual cash bonus (the “Bonus”) based on the Company’s attainment of reasonable financial objectives to be determined annually by the Board.  The maximum annual Bonus will equal forty percent (40%) of the applicable year’s beginning Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met.  The Bonus shall be paid in accordance with the Company’s bonus plan, as approved by the Board.

            4.3    Grants of Options and Restricted Stock.  Employee shall be entitled to participate in Stock Option, Restricted Stock, Restricted Stock Unit (“RSU”) and other equity incentive plans presently in effect or in effect from time to time in the future on such terms and to such level of participation as the Board or the Compensation Committee of the Board shall determine to be appropriate, bearing in mind the Employee’s position and responsibilities.

        The terms of any Options, Restricted Stock, RSUs and other equity incentives shall be governed by the relevant plans under which they are issued and described in detail in applicable agreements between the Company and the Employee.

            4.4    Other Benefits.  The Company shall provide the Employee with a cellular telephone and will pay or reimburse the Employee’s monthly service fee and costs of calls attributable to Company business.  The Employee shall be entitled to paid annual vacation, which shall accrue on the same basis as for other employees of the Company of similar rank, but which shall in no event be less than three (3) weeks for any twelve (12) month period commencing January 1st of each year.  The Employee also shall be entitled to participate, on the same terms as other employees of the Company participate, in any medical, dental or other health plan, pension plan, profit-sharing plan and life insurance plan that the Company may adopt or maintain, any of which may be changed, terminated or eliminated by the Company at any time in its exclusive discretion.

5.        Confidentiality.  During the Term of his employment, and at all times thereafter, the Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his employment with the Company and which is otherwise the property of the Company or any of its affiliated corporations, including, but not limited to, trade secrets, customer lists, formulae and processes of manufacture; provided, however, that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company.

6.        Property.  Both during the Term of his employment and thereafter, the Employee shall not remove from the Company’s offices or premises any Company documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of his employment.  In the event that any such material or property is removed, it shall be returned to its proper file or place of safekeeping as promptly as possible.  The Employee shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which he may have access, except as disclosure shall be necessary in the performance of his assigned duties.  On the termination of his employment with the Company, the Employee shall leave with or return to the Company all originals and copies of the foregoing then in his possession or subject to his control, whether prepared by the Employee or by others.

Employment Agreement: ERIC MERRILL

7.        Termination.

            7.1    For Cause.  The Company, by action of the Board, may terminate this Agreement and the Employee’s employment for cause on delivery to the Employee of a Notice of Termination (as defined in Section 9.2 below).  For purposes of this agreement, the term “Cause” shall mean:

(a)	a material breach by the Employee of any of the terms of this Agreement that is not immediately corrected following written notice of default specifying such breach;

(b)	conviction of a felony;

(c)	a breach of any of the provisions of Section 11 below;

(d)
repeated intoxification with alcohol or drugs while on Company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the Company, the Employee is abusive or incapable of performing his duties and responsibilities under this Agreement; and

(e)	misappropriation of property belonging to the Company and/or any of its affiliates.

On such termination for cause, the Employee shall be entitled only to the Employee’s Base Salary through the date of such termination, and shall not be entitled to any other compensation, including, without limitation, any severance compensation.  Without limitation of the foregoing, on termination pursuant to this Section 7.1, the Employee shall forfeit:  (i) his Bonus under Section 4.2 for the year in which such termination occurs; and (ii) all outstanding but unvested options and rights relating to capital stock of the Company, and all RSUs and shares of the Company’s restricted stock issued to the Employee that as of the termination date are still unvested and subject to restrictions on transfer.

            7.2    Without Cause.  The employment of the Employee may be terminated without Cause at any time by the Company on delivery to the Employee of a written Notice of Termination (as defined in Section 9.1).  On the Date of Termination (as defined in Section 9.2) pursuant to this Section 7.2, the Company shall, in lieu of any payments under Section 4.1 and 4.2 for the remainder of the Term, pay to the Employee an amount equal to the lesser of:  (a) the Employee’s Base Salary for a period of one (1) year from the date of termination, and (b) the Employee’s Base Salary for the remainder of the Term.  In addition, the Employee shall be entitled to the pro-rated maximum Bonus available to the Employee under Section 4.2 for the year in which the termination occurs.  Such payment by the Company shall be paid in accordance with the Company’s normal payroll practices and not as a lump sum payment.  In addition, the Company will pay as incurred the Employee’s expenses, up to Fifteen Thousand Dollars ($15,000.00), associated with career counseling and resume development.  The Company shall also pay to the Employee an amount equal to the Company’s portion (but not the Employee’s portion) of the cost of medical insurance at the rate in effect on the Date of Termination for a period of one (1) year from the Date of Termination.  In addition, on termination of the Employee under this Section 7.2, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  The term of any such options and rights shall be extended to the first (1st) anniversary of the Employee’s termination.  The Employee acknowledges that extending the term of any incentive stock options pursuant to this Section 7.2 or Sections 7.3, 7.4 or 8 below, could cause such option to lose its tax-qualified status if it is an incentive stock option under the Code and agrees that the Company shall have no obligation to compensate the Employee for any additional taxes he incurs as a result.  In addition, any portion of Employee’s relocation expenses otherwise reimbursable to the Company on termination shall be forgiven.

Employment Agreement: ERIC MERRILL

            7.3    Termination on Disability.  If during the Term the Employee should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Company shall in good faith determine renders the Employee incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months (“Disability”), the Company shall have the right, on written Notice of Termination delivered to the Employee to terminate the Employee’s employment under this Agreement.  During the period that the Employee shall have been incapacitated due to physical or mental illness, the Employee shall continue to receive the full Base Salary provided for in Section 4.1 hereof at the rate then in effect until the Date of Termination pursuant to this Section 7.3.  On the Date of Termination pursuant to this Section 7.3, the Company shall pay to the Employee the payments and other benefits applicable to termination without Cause set forth in Section 7.2 hereof, other than those related to career counseling and resume development.  The Company shall also pay, on behalf of the Employee, an amount equal to the Company’s portion (not the Employee’s portion) of the cost of medical insurance at the rate in effect on the Date of Termination for a period of one (1) year from the Date of Termination.  In addition, on such termination, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  The term of any such options and rights shall be extended to the first (1st) anniversary of the Employee’s termination.

            7.4    Termination on Death.  If the Employee shall die during the Term, the employment of the Employee shall thereupon terminate.  On the Date of Termination pursuant to this Section 7.4, the Company shall pay to the Employee’s estate the payments and other benefits applicable to termination without Cause set forth in Section 7.2 hereof, other than those related to career counseling and resume development.  In addition, on termination of the Employee under this Section 7.4, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted and freely transferable.  The term of any such options and rights shall be extended to the first anniversary of the Employee’s termination.  The provisions of this Section 7.4 shall not affect the entitlements of the Employee’s heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company.  If permitted by applicable law and the terms of the applicable equity plans, such payments, options and rights shall be paid to the Merrill Caswell Family Trust.

            7.5    No Limitation on Company’s Right to Terminate.  Any other provision in this Agreement to the contrary notwithstanding, the Company shall have the right, in its absolute discretion, to terminate this Agreement and the Employee’s employment hereunder at any time in accordance with the foregoing provisions of this Section 7, it being the intent and purpose of the foregoing provisions of this Section 7 only to set forth the consequences of termination with respect to severance or other compensation payable to the Employee on termination in the circumstances indicated.

Employment Agreement: ERIC MERRILL

8.        Termination by Employee.  The Employee may terminate his employment hereunder on written Notice of Termination delivered to the Company setting forth the effective date of termination.  If the Employee terminates his employment hereunder, he shall be entitled to receive, and the Company agrees to pay on the effective date of termination specified in the Notice of Termination, his current Base Salary under Section 4.1 hereof on a prorated basis to such date of termination.  On termination pursuant to this Section 8, the Employee shall forfeit:  (i) his Bonus under Section 4.2 for the year in which such termination occurs; and (ii) all outstanding but unvested options and rights relating to capital stock of the Company, and all RSUs and shares of the Company’s restricted stock issued to the Employee that as of the termination date are still unvested and subject to restrictions on transfer.

9.        Provisions Applicable to Termination of Employment.

            9.1    Notice of Termination.  Any purported termination of Employee’s employment by the Company pursuant to Section 7 shall be communicated by Notice of Termination to the Employee as provided herein, and shall state the specific termination provisions in this Agreement relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment (“Notice of Termination”).  If the Employee terminates under Section 8, he shall give the Company a Notice of Termination.

            9.2    Date of Termination.  For all purposes, “Date of Termination” shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Employee (provided the Employee has not returned to duty on a full-time basis during such 30-day period), or, if the Employee’s employment is terminated by the Company for any other reason or by the Employee, the date on which a Notice of Termination is given.

            9.3    Benefits on Termination.  On termination of this Agreement by the Company pursuant to Section 7 or by the Employee pursuant to Section 8, all profit-sharing, deferred compensation and other retirement benefits payable to the Employee under benefit plans in which the Employee then participated shall be paid to the Employee in accordance with the provisions of the respective plans.

Employment Agreement: ERIC MERRILL

10.      Change In Control.

            10.1    Payments on Change in Control.  Notwithstanding any provision in this Agreement to the contrary, unless the Employee elects in writing to waive this provision, a Change in Control (as defined below) of the Company shall be deemed a termination of the Employee without Cause, and the Employee shall be entitled to receive and the Company agrees to pay to the Employee the same amount determined under Section 7.2 that is payable to the Employee on termination without Cause provided, however, that such amount shall be payable in a lump sum on the Date of Termination and not in installments as provided in Section 7.2.  In addition, on a Change of Control, all of the Employee’s outstanding but unvested options and rights relating to capital stock of the Company shall immediately vest and become exercisable, the term of any such options and rights shall be extended to the first anniversary of the Employee’s termination, and all RSUs and shares of the Company’s restricted stock issued to the Employee shall immediately vest and become unrestricted.

After a Change in Control, if any previously outstanding option or right (the “Terminated Option”) relating to the Company’s capital stock does not remain outstanding, the successor to the Company or its then Parent (as defined below) shall either:

(a)
Issue an option, warrant or right, as appropriate (the “Successor Option”), to purchase common stock of such successor or Parent in an amount such that on exercise of the Successor Option the Employee would receive the same number of shares of the successor’s/Parent’s common stock as the Employee would have received had the Employee exercised the Terminated Option immediately prior to the transaction resulting in the Change in Control and received shares of such successor/Parent in such transaction.  The aggregate exercise price for all of the shares covered by such Successor Option shall equal the aggregate exercise price of the Terminated Option; or

(b)
Pay the Employee a bonus within ten (10) days after the consummation of the Change in Control in an amount agreed to by the Employee and the Company.  Such amount shall be at least equivalent on an after-tax basis to the net after-tax gain that the Employee would have realized if the Employee had been issued a Successor Option under Section 10.1(a) above and had immediately exercised such Successor Option and sold the underlying stock, taking into account the different tax rates that apply to such bonus and to such gain, and such amount shall also reflect other differences to the Employee between receiving a bonus under this Section 10.1(b) and receiving a Successor Option under Section 10.1(a) above.

Employment Agreement: ERIC MERRILL

            10.2    Definitions.  For the purposes of this Agreement, a Change in Control shall be deemed to have occurred if:  (i) there shall be consummated (aa) any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction, and (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (ii) if any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s outstanding voting securities (except that for purposes of this Section 10.2, “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of this Agreement owns ten percent (10%) or more of the total voting power represented by the outstanding voting securities of the Company, or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or a corporation that is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership of the Company); or (iii) if during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half (½) of the membership thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

The term “Parent” means a corporation, partnership, trust, limited liability company or other entity that is the ultimate “beneficial owner” (as defined above) of fifty percent (50%) or more of the Company’s outstanding voting securities.

11.  Non-Competition and Non-Solicitation.

            11.1    In consideration of the provisions hereof, for the Restricted Period (as defined below), the Employee will not, except as specifically provided below, anywhere in any county in the State of California or anywhere in any other state in which the Company is engaged in business as of such termination date (the “Restricted Territory”), directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity:  (i) engage in the operation of a solid waste collection, transporting or disposal business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; or (ii) enter the employ as a manager of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, any business engaged in such activities in such counties; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that the Employee may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or quoted on any NASDAQ market, provided the Employee is not a controlling person of, or a member of a group which controls, such business and further provided that the Employee does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.  The term “Restricted Period” shall mean the earlier of:  (i) the maximum period allowed under applicable law; and (ii) (aa) in the case of a Change of Control, until the first anniversary of the effective date of the Change of Control, (bb) in the case of a termination by the Company without Cause pursuant to Section 7.2 and provided the Company has made the payments required under Section 7.2, as the case may be, until the first (1st) anniversary of the Date of Termination, or (cc) in the case of Termination for Cause by the Company pursuant to Section 7.1 or by the Employee pursuant to Section 8, until the first (1st) anniversary of the Date of Termination.

Employment Agreement: ERIC MERRILL

            11.2    After termination of this Agreement by the Company or the Employee pursuant to Section 7 or 8 or termination of this Agreement upon a Change in Control pursuant to Section 10, the Employee shall not:  (i) solicit any residential or commercial customer of the Company to whom the Company provides service pursuant to a franchise agreement with a public entity in the Restricted Territory; or (ii) solicit any residential or commercial customer of the Company to enter into a solid waste collection account relationship with a competitor of the Company in the Restricted Territory; or (iii) solicit any such public entity to enter into a franchise agreement with any such competitor, or (iv) solicit any officer, employee or contractor of the Company to enter into an employment or contractor agreement with a competitor of the Company or otherwise interfere in any such relationship; or (v) solicit on behalf of a competitor of the Company any prospective customer of the Company in the Restricted Territory that the Employee called on or was involved in soliciting on behalf of the Company during the Term, in each case until the first (1st) anniversary of the date of such termination or the effective date of such change of control (whichever is later), unless otherwise permitted to do so by Section 11.1.

            11.3    If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

12.  Indemnification.  As an officer and agent of the Company, the Employee shall be fully indemnified by the Company to the fullest extent permitted by applicable law in connection with his employment hereunder.

13.  Survival of Provisions.  The obligations of the Company under Section 12 of this Agreement, and of the Employee under Section 11 of this Agreement, shall survive both the termination of the Employee’s employment and this Agreement.

14.  No Duty to Mitigate; No Offset.  The Employee shall not be required to mitigate damages or the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other sources or offset against any other payments made to him or required to be made to him pursuant to this Agreement.

Employment Agreement: ERIC MERRILL

15.  Assignment; Binding Agreement.  The Company may assign this Agreement to any parent, subsidiary, affiliate or successor of the Company.  This Agreement is not assignable by the Employee and is binding on him and his executors and other legal representatives.  This Agreement shall bind the Company and its successors and assigns and inure to the benefit of the Employee and his heirs, executors, administrators, personal representatives, legatees or devisees.  The Company shall assign this Agreement to any entity that acquires its assets or business.

16.  Notice.  Any written notice under this Agreement shall be personally delivered to the other party or sent by a nationally recognized overnight delivery service or by certified or registered mail, return receipt requested and postage prepaid, to the principal executive office of the Company at the address of the Employee set forth in the records of the Company, as the case may be, or to such other address as either party may from time to time specify by written notice.

17.  Entire Agreement; Amendments.  This Agreement contains the entire agreement of the parties relating to the Employee’s employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them.  This Agreement may not be changed except by an agreement in writing signed by the Company and the Employee.  This Agreement supercedes and replaces the Employment Agreement between the Company and the Employee dated April 1, 2000.

18.  Waiver.  The waiver of a breach of any provision of this Agreement shall not operate or as be construed to be a waiver of any other provision or subsequent breach of this Agreement.

19.  Governing Law and Jurisdictional Agreement.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.  The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Sacramento County, California, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Agreement.

20.  Severability.  In case any one or more of the provisions contained in this Agreement is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Agreement, and such provision shall be deemed modified to the extent necessary to make it enforceable.

21.  Enforcement.  It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of Sections 5, 6, or 11 of this Agreement, and, in any action or proceeding to enforce the provisions of Sections 5, 6 or 11 hereof, the Employee waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists.  The Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond.  The Employee agrees that if the Employee breaches any provision of Section 11, the Company may recover as partial damages all profits realized by the Employee at any time prior to such recovery on the exercise of any warrant, option or right to purchase the Company’s Common Stock and the subsequent sale of such stock, and may also cancel all outstanding such warrants, options and rights.

Employment Agreement: ERIC MERRILL

22.  Counterparts.  This Agreement may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

[Signatures appear on the following page]

Employment Agreement: ERIC MERRILL

IN WITNESS WHEREOF, this Employment Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

Waste Connections, Inc.

___________________________________	By:	_________________________________
Eric Merrill		Ronald J. Mittelstaedt,
Chief Executive Officer
Address:

Employment Agreement: ERIC MERRILL